EXHIBIT 99.1          HEALTH ANTI-AGING LIFESTYLE OPTIONS INC.
                 COMPLETES AGREEMENT TO RESCIND THE ACQUISITION
                         OF NETWORK LIFESTYLE RADIO CORP.

VANCOUVER, BRITISH COLUMBIA MARCH 31, 2003 - Health Anti-Aging Lifestyle Options Inc. (HALO) (OTCBB Symbol: HLOI) announced today that it has completed its agreement to rescind certain Share Exchange Agreements which were effective as of February 28, 2002.

As a result, the Company has transferred 5,452,500 common shares in Network Lifestyle Radio Corp. (NLR) to Michael C. Woodman, Dean Mailey, Kathryn Williams and Stephen Greer and they transferred and delivered 5,452,500 shares of HALO on closing for cancellation. Mr. Woodman, Mr. Mailey and Ms. Williams are all former directors and executive officers of HALO.

During fiscal 2002, the Company advanced to NLR a total estimated $2.1 million for the development of its health and wellness products and services. The entire advance was deemed null and void on closing of the Compromise Agreement. In addition, the Employment Agreements with Mr. Woodman and Mr. Mailey and a Consulting Agreement with Dr. Greer were deemed null and void and the Company is not liable for any amounts owing to them pursuant to the Employment Agreements, the Consulting Agreement or for any other reason. Mr. Woodman, Mr. Mailey and Ms. Williams resigned as directors and executive officers on closing of the agreement and a total of 675,000 stock options issued to them will be null and void.

Further  to  the  Compromise  Agreement  the  Company  made  a  similar offer of rescission to the prior shareholders of NLR. A total of nineteen (19) shareholders holding an aggregate 4,981,500 shares of the Company participated in the rescission and the Company distributed 4,981,500 shares on a one-for-one exchange with these prior shareholders of NLR.

A total of twenty two (22) shareholders did not participate in the rescission, and further to the Compromise Agreement, the Company transferred and delivered to NLR's treasury a total of 1,160,133 shares.

On completion of the rescission, all shares of NLR are now held by either the prior shareholders of NLR or have been returned to NLR's treasury. The Company received from the Principals and the prior NLR shareholders an aggregate 10,200,500 shares of its own common stock which the Company cancelled on closing.

With the resignations of Mr. Mailey, Mr. Woodman and Ms. Williams as officers and directors of the Company, the Board has appointed John Caton and Linda Mitropoulos to its Board of Directors. Mr. Justin Harbord, who was appointed to the Board of Directors in December 2002, assumes the office of the President of the Company.

The Company no longer owns any interest in NLR or is in the business operated by NLR. The Company's plan of operation for the next twelve months will be to : (i) consider guidelines of industries in which the Company may have an interest;
(ii) adopt a business plan regarding engaging in business in any selected industry; and (iii) to commence such operations through funding and/or the acquisition of a "going concern" engaged in any industry selected.

THIS PRESS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING INFORMATION AND STATEMENT CONCERNING THE COMPANY'S OPERATIONS, PERFORMANCE AND FINANCIAL CONDITION, INCLUDING, IN PARTICULAR, THE LIKELIHOOD OF THE COMPANY'S SUCCESS CONSIDERING
GUIDELINES OF INDUSTRIES, ADOPTING A BUSINESS PLAN OR COMMENCING OPERATIONS, SUCCESS IN FUNDING AND COMPLETING AN ACQUISITION IN ANY INDUSTRY. THESE STATEMENTS ARE BASED UPON A NUMBER OF UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THIS DOCUMENT IS NOT INTENDED TO BE AND IS NOT AN ADVERTISEMENT FOR ANY SECURITIES OF THE COMPANY.

Further  Information:
Justin Harbord, Director
Health Anti-Aging Lifestyle Options, Inc.
Telephone: (604) 689-4256


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